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                                                                    EXHIBIT 10.1

                                BANK OF THE WEST
                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of November 10, 1998, between UNITED SECURITY BANCORPORATION ("USBN"), BANK OF THE WEST ("Bank") and WES COLLEY ("Officer") takes effect on the effective date of the Merger ("Effective Date").

                                    RECITALS

        A. BANCWEST FINANCIAL CORPORATION ("Bancwest"), which is the parent company of the Bank, intends to merge into USBN, and the Bank will thereby become the wholly owned subsidiary of USBN (the "Merger") under the terms of the Agreement and Plan of Merger dated as of November 10, 1998 (the "Plan") between the parties.

        B. Before the Merger, Officer has served as President and the Chairman of the Bank.

        C. USBN and the Bank desire Officer to continue his employment at the Bank under the terms and conditions of this Agreement, and Officer desires to continue his employment at the Bank under the terms and conditions of this Agreement.

                                    AGREEMENT

        The parties agree as follows.

1. EMPLOYMENT. The Bank agrees to employ Officer and Officer accepts employment by the Bank on the terms and conditions set forth in this Agreement. Officer's title will be "President and Chief Executive Officer" of the Bank. In addition, Officer shall, as one of the three individuals appointed pursuant to the Plan, serve as a member of the board of directors of USBN.

2. EFFECTIVE DATE AND TERM.

(a) Term. The term of this Agreement ("Term") is three (3) years, beginning on the Effective Date.

(b) Abandonment or Termination of the Merger. If the Plan terminates before closing of the Merger, this Agreement will not become effective and will be void.

3. DUTIES. The Bank will employ Officer as its President and Chief Executive Officer. Officer will faithfully and diligently perform his assigned duties, which are as follows:

                  (a) Bank Performance. Officer will be responsible for all aspects of the Bank's performance, including without limitation, directing that daily operational and managerial matters are performed in a manner consistent with USBN's and the Bank's policies. Officer will exert his best efforts and devote all his working time and attention to Bank's affairs. Officer may delegate responsibility for the day-to-day operation of Bank's business to other officers of the Bank, subject to the general direction and control of Bank's board of directors; however, he will continue to hold ultimate responsibility for the Bank's performance. Officer will perform the duties of President consistent with the Bank's bylaws and the direction of its board of directors.



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                  (b) Integration with USBN. Officer will participate in the integration of the Bank's commercial banking activities with USBN's existing operations.

                  (c) Development and Preservation of Business. Officer will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in Walla Walla County, Washington.

                  (d) Report to Board. Officer will report directly to the Chief Executive Officer of USBN and to the board of directors of the Bank. The Bank's board of directors may, from time to time, modify Officer's title or add, delete, or modify Officer's performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank or of USBN. Officer will assume any additional positions, duties, and responsibilities as may reasonably be requested of him with or without additional compensation, as appropriate and consistent with Sections 3(a), 3(b) and 3(c) of this Agreement.

4. EXTENT OF SERVICES. Officer will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all the duties that may be required of and from the Bank's President under this Agreement. To the extent that such activities do not interfere with his duties under Section 3, Officer may participate in other businesses as a passive investor, but (a) Officer may not actively participate in the operation or management of those businesses, and (b) Officer may not, without the Bank's prior written consent, make or maintain any investment in a business with which the Bank and/or USBN has an existing competitive or commercial relationship.

5. SALARY. Initially, Officer will receive a salary of $108,000 per year, to be paid in accordance with the Bank's regular payroll schedule. The Bank will annually review Officer's compensation, in connection with the advice and recommendations of the Chief Executive Officer of USBN.

6. INCENTIVE COMPENSATION. Each year during the Term, the Bank's board of directors, subject to ratification by USBN's board of directors, will determine the amount of bonus, if any, to be paid by the Bank to Officer for that year. In making this determination, the Bank's board of directors will consider factors such as Officer's performance of his duties and the safety, soundness and profitability of the Bank. Officer's bonus, if any, will reflect Officer's contribution to the performance of the Bank during the year, also taking into account the nature and extent of incentive bonuses paid to comparable senior officers at USBN and its banking subsidiaries. This bonus will be paid to Officer no later than January 31 of the year following the year in which the bonus is earned by Officer. The foregoing notwithstanding, it is the specific and agreed intent that the incentive compensation paid to Officer shall be, in the aggregate, substantially comparable to the incentive compensation Officer would have received pursuant to the formulas set forth in the Bank's ROE Bonus Plan, the Loan Incentive Plan, and the Deposit Incentive Plan.

7. BENEFITS. Officer will be entitled to participate in any group life insurance, disability, health and accident insurance plans, profit sharing and pension plans and in other employee fringe benefit programs the Bank or USBN may have in effect from time to time for its similarly situated employees, in accordance with and subject to any policies adopted by the Bank's or USBN's board of directors with respect to the plans or programs. Such programs may include without limitation, any incentive or employee stock option plan, deferred compensation plan, 401(k) plan, Supplemental Executive Retirement Plan
(SERP), and USBN's senior management salary continuation program. The foregoing notwithstanding, it is the specific and agreed intent that the total benefits paid to Officer shall be, in the aggregate, substantially comparable to the total benefits Officer is presently receiving from the Bank, including but not limited to the Bank's Money Purchase Pension Plan, Life Insurance and Disability



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Plans. Officer shall be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date.

8. STOCK OPTIONS. Officer shall receive, on or about the Effective Date, an incentive stock option to purchase 13,000 shares of USBN Common Stock, with the number of option shares to be adjusted in the event that USBN changes the number of shares issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to outstanding USBN Common Stock and that the record date therefor is prior to the option grant date. This grant shall be in addition to any other options which would customarily be granted, from time to time, to comparable senior officers at USBN and its banking subsidiaries in the ordinary course of business.

9. BUSINESS EXPENSES. The Bank will reimburse Officer for ordinary and necessary expenses (including, without limitation, bank automobile, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank's business. Officer will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service. The Bank automobile provided to Officer shall at no time be more than three (3) years old and shall be of comparable quality to the Buick Park Avenue presently provided. Upon termination of Officer's employment with the Bank, Officer shall be permitted to purchase the automobile he is then operating at the "blue book" value on the date of termination.

10. TERMINATION OF EMPLOYMENT.

                  (a) Termination By Bank for Cause. If the Bank terminates Officer's employment for Cause (defined below) or Officer terminates his employment without Good Reason (defined below) before the Term of this Agreement expires, the Bank will pay Officer the salary earned and expenses reimbursable under this Agreement incurred through the date of his termination. Officer will have no right to receive compensation or other benefits for any period after termination under this Section 10(a), and Officer will be subject to the noncompetition and nonsolicitation requirements of Section 12 through the remainder of the Term and for the 24-month period following the Term.

                  (b) Other Termination By Bank. If the Bank terminates Officer's employment without Cause or Officer terminates his employment for Good Reason (defined below) before the Term of this Agreement expires, the Bank will pay Officer for the remainder of the Term the compensation and other benefits he would have been entitled to if his employment had not terminated, and Officer will be subject to the noncompetition and nonsolicitation requirements of Section 12 through the remainder of the Term only.

                  (c) Death or Disability. This Agreement terminates (1) if Officer dies or (2) if Officer is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Officer could continue to perform his duties under this Agreement and making these accommodations would not pose undue hardship to the Bank. If termination occurs under this Section 10(c), Officer or his estate will be entitled to receive all compensation and benefits earned and expenses reimbursable through the date Officer's employment terminated.

                  (d) Return of Bank Property. If and when Officer ceases, for any reason, to be employed by the Bank, Officer must return to the Bank all keys, pass cards, identification cards and any other property of the Bank or USBN. At the same time, Officer also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents,



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         drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank or USBN. The obligations in this paragraph include the return of documents and other materials which may be in his desk at work, in his car, in place of residence, or in any other location under his control.

                  (e) Cause. "Cause" means any one or more of the following:

                           (i) Willful misfeasance or gross negligence in the performance of Officer's duties;

                           (ii) Conviction of a crime in connection with his duties; or

                           (iii) Conduct demonstrably and significantly harmful to the Bank, as reasonably determined on the advice of legal counsel by the USBN's or the Bank's board of directors.

                  (f) Good Reason. "Good Reason" means only any one or more of the following:

                           (i) Reduction, without Officer's consent, of Officer's salary or reduction or elimination of any compensation or benefit plan benefiting Officer, unless the reduction or elimination is generally applicable to substantially all Bank employees (or employees of a successor or controlling entity of the Bank) formerly benefited;

                           (ii) The assignment to Officer without his consent of any authority or duties materially inconsistent with Officer's position as of the date of this Agreement or the substantive diminishment of his duties; or

                           (iii) A relocation or transfer of Officer's principal place of employment that would require Officer to commute on a regular basis more than 40 miles each way from his current business office at the Bank on the date of this Agreement, unless Officer consents to the relocation or transfer.

11. CONFIDENTIALITY. Officer will not, after the date this Agreement is signed, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential business information concerning the Bank or USBN or their business operations, unless (1) the Bank or USBN consents to the use or disclosure of their respective confidential information; (2) the use or disclosure is consistent with Officer's duties under this Agreement or (3) disclosure is required by law or court order. For purposes of this Agreement, confidential business information includes, without limitation, various confidential information concerning all aspects of current and future operations, nonpublic information on investment management practices, marketing plans, pricing structure and technology of either the Bank or USBN, whether or not such information qualifies as a "trade secret" under applicable laws. Officer will also treat the terms of this Agreement as confidential business information.

12. NONCOMPETITION. Subject to the restrictions in Sections 10(a) and 10(b) above, during the Term and the terms of any extensions or renewals of this Agreement (the "Employment Period") and for the 24-month period following termination of the Employment Period, Officer will not, directly or indirectly, as a shareholder, "founder," director, officer, employee, partner, agent, consultant, lessor, creditor or otherwise:



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                  (a) provide management, supervisory or other services to any person or entity engaged or, in the case of a business to be formed or in formation, that will engage in any business in Walla Walla County, Washington which is competitive with the business of the Bank or USBN or any of their subsidiaries as conducted during the Employment Period;

                  (b) persuade or entice, or attempt to persuade or entice, any employee of the Bank or USBN to terminate his/her employment with the Bank or USBN or to participate in any manner in the formation of any business referenced under Section 12(a); or

                  (c) persuade or entice or attempt to persuade or entice, any person or entity to terminate, cancel, rescind or revoke its business or contractual relationships with the Bank or USBN.

13. ENFORCEMENT.

                  (a) The Bank and Officer stipulate that, in light of all of the facts and circumstances of the relationship between Officer and the Bank, the agreements referred to in Sections 11 and 12 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's and USBN's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Officer and the Bank will request the court to reform these provisions to restrict Officer's use of confidential information and Officer's ability to compete with the Bank and USBN to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

                  (b) Officer acknowledges the Bank and USBN will suffer immediate and irreparable harm that will not be compensable by damages alone if Officer repudiates or breaches any of the provisions of Sections 11 or 12 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and the Bank will not be required to post a bond as a condition for the granting of this relief.

14. COVENANTS. Officer specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 11 and 12 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Officer represents that if his employment is terminated, whether voluntarily or involuntarily, Officer has experience and capabilities sufficient to enable Officer to obtain employment in areas which do not violate this Agreement and that the Bank's or USBN's enforcement of a remedy by way of injunction will not prevent Officer from earning a livelihood.

15. ARBITRATION.

                  (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the



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         parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

                  (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in Spokane County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

                  (c) Exception to Arbitration. Notwithstanding the above, if Officer violates Section 11 or 12, the Bank will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15.

16. MISCELLANEOUS PROVISIONS.

                  (a) Reservation of Rights. Notwithstanding any other provision of this Agreement, USBN shall, in its sole discretion, have the right to terminate or modify any compensation or benefit plan now or in the future maintained by USBN or the Bank; provided, however, that the aggregate economic value of the total compensation and benefits provided to Officer under this Agreement shall not be reduced as a result of any such termination or modification.

                  (b) Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties concerning its subject matter and supersedes all prior agreements, correspondence, representations, or understandings between the parties relating to its subject matter.

                  (c) Binding Effect. This Agreement will bind and inure to the benefit of the Bank's, USBN's and Officer's heirs, legal representatives, successors and assigns.

                  (d) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

                  (e) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

                  (f) Assignment. The services to be rendered by Officer under this Agreement are unique and personal. Accordingly, Officer may not assign any of his rights or duties under this Agreement.

                  (g) Amendment. This Agreement may be modified only through a written instrument signed by both parties and approved in writing by USBN.

                  (h) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.



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                  (i) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. The parties must bring any legal proceeding arising out of this Agreement in Spokane County, Washington.

                  (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

                  (k) Independent Legal Counsel. Officer acknowledges that he has had the opportunity to consult with independent legal counsel with respect to the negotiation, preparation, and execution of this Agreement.

Signed as of November 10, 1998:

                                       BANK OF THE WEST



                                       By:/s/
                                          --------------------------------------
                                       Its:
                                       WES COLLEY, individually



                                       /s/
                                       -----------------------------------------
                                       Wes Colley

Ratified _____________, 199__:         UNITED SECURITY BANCORPORATION



                                       By:/s/
                                          --------------------------------------
                                          William C. Dashiell
                                       Its:  Chairman

                                       By:/s/
                                          --------------------------------------
                                          Richard C. Emery
                                       Its:  President and Chief Executive
                                             Officer



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